Exhibit 4.1





                          FIRST AMENDMENT TO INDENTURE


                  This FIRST AMENDMENT TO INDENTURE is dated as of July 2, 1998 (the "Amendment") between AMPEX CORPORATION, a Delaware corporation (the "Corporation") and IBJ SCHRODER BANK & TRUST COMPANY, a New York banking corporation (the "Trustee").

                  WHEREAS, the Corporation and the Trustee have entered into the Indenture dated as of January 28, 1998 (the "Indenture") (all capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Indenture); and

                  WHEREAS, the Corporation desires to amend the Indenture to permit the redemption (the "Redemption") of all of the Corporation's shares of Noncumulative Redeemable Preferred Stock outstanding on the date hereof in exchange for the following securities: (i) 3,000,000 shares of the Corporation's Class A Common Stock, par value $0.01 per share (the "Class A Stock"); (ii) 10,000 shares of a new series of the Corporation's 8% Noncumulative Convertible Preferred Stock; and (iii) 21,859 shares of a new series of the Corporation's 8% Noncumulative Redeemable Preferred Stock. Each share of 8% Noncumulative Preferred Stock and 8% Noncumulative Redeemable Preferred Stock has a liquidation preference of $2,000 per share. The 8% Noncumulative Convertible Preferred Stock is convertible, at the option of the holder thereof, into 500 shares of Class A Stock, subject to adjustment under certain circumstances.

                  WHEREAS, pursuant to the limited waiver and Consent entered into as of the date hereof, by and among the Corporation and the Holders named in the signature pages thereto, the Holders of at least a majority in principal amount of the outstanding Securities have consented in writing to amend the Indenture to permit the Redemption, and have authorized the Corporation and the Trustee to enter into this Amendment;

                  NOW, THEREFORE, in consideration of the foregoing, each party hereto, for the benefit of the other party hereto and the Holders, hereby agrees as follows:

                  1. Effective as of the date hereof, the definition of "Noncumulative Redeemable Preferred Stock; contained in Section 1.01 of the Indenture shall be deleted in its entirety and the following definition substituted therefor:


739017.1

                  "Noncumulative Redeemable Preferred Stock" means the shares of the Corporation's 8% Noncumulative Convertible Preferred Stock and 8% Noncumulative Redeemable Preferred Stock issued effective as of July 2, 1998, and any subsequent refinancings thereof, provided, however, that the aggregate liquidation value of all outstanding securities issued in any such refinancings shall not exceed the aggregate liquidation value of the Noncumulative Redeemable Preferred Stock outstanding on July 2, 1998."

                  2. As amended by this Amendment, the Indenture is in all respects ratified and confirmed, and as so amended by this Amendment shall be read, taken and construed as one and the same instrument.

                  3. The laws of the State of New York shall govern this Amendment, without giving effect to applicable principles of conflicts of laws, to the extent that the application of the laws of another jurisdiction would be required thereby.

                  4. The parties hereto may execute this Amendment in counterparts, each of which shall be an original, and all of which, when taken together, shall represent the same instrument.

                                            AMPEX CORPORATION



                                            By:/s/Craig L. McKibben
                                               -----------------------
                                               Name: Craig L. McKibben
                                               Title:  Vice President



                                            IBJ SCHRODER BANK & TRUST COMPANY,
                                              as Trustee



                                            By:/s/Luis Perez
                                               -----------------------
                                               Name: Luis Perez
                                               Title:   Assistant Vice President





739017.1